EXHIBIT 99.1

Coach Industries Group Announces Board of Director Appointments

Thursday September 2, 2:17 pm ET

FORT LAUDERDALE, Fla.—(BUSINESS WIRE)—Sept. 2, 2004—Coach Industries Group, Inc. (OTCBB:CIGI—News; “Coach”) a holding company focused on providing financial services and the manufacturing and sales of luxury limousine and specialty vehicles, announced today the appointment of three members to the Board of Directors of the Company effective September 1, 2004.

Francis O’Donnell, Chairman and Chief Executive Officer of Coach comments, “In 2004 we delivered to our shareholders on promises to create a corporation focused on providing financial services and solutions to Commercial Fleet Operators. The Company successfully integrated two of the premier manufacturing companies in the Limousine Manufacturing Industry, Springfield Coach Industries and Commercial Transportation Manufacturing Corporation; secured warehouse lending facilities from Sovereign Bank to support our automotive lease product; and created Coach Financial Services to further develop financial services that satisfy the needs of Commercial Fleet Operators. In any business, a measure of success is the quality of the people a company attracts.” O’Donnell further stated, “Today we deliver to our shareholders an experienced management team capable of driving our business and helping to create extraordinary share holder value.”

John Gore served as the President of Coach Financial Services since July 2004. Mr. Gore has 24 years of experience in the limousine manufacturing industry and as a provider of financial services to the limousine and transportation industry. From 1994 to 2003, Mr. Gore was the co-founder and Chief Executive Officer of United States Coach Works, Inc. (“USC”). USC was the second largest manufacturer of stretch limousines in the United States. In September 2003, NEWSDAY recognized USC and one of the top 100 privately held companies on Long Island, with sales in excess of $70 million. In addition, Mr. Gore founded Go Financial Group (“GFG”), a financial services company that provides financing within the transportation industry. From 1988 to 1994, Mr. Gore was a director and subsequently President of First Empire Banc Corp (“FEBC”) which provided commercial financing on a national basis. From 1984 to 1990, Mr. Gore was President of Southampton Coach Works, Inc., a manufacturer of limousines that was sold in 1990 and currently operates as Royale Limousine Manufacturers. Mr. Gore was the founding member and has held several directors, committee and officers’ posts of LIMO, the limousine Industry Manufacturing Organization.

Susan Weisman has served as Chief Financial Officer of the Company since June 1, 2004. From May 2001 to May 2004, Ms. Weisman was with Kramer Weisman and Associates, LLP, an accounting and consulting firm providing SEC and various other management services. Ms. Weisman provided accounting, tax and consulting services to various clients in the financial services, real estate, manufacturing and various other industries, focusing on publicly-held reporting companies. From July 2000 through May 2001, Ms. Weisman was the Corporate Controller of Viasource Communications, Inc., a telecommunications company. Ms. Weisman was with BankAtlantic Bancorp, Inc. from September 1990 through May 2000 in various positions, leaving the company as their Chief Financial Officer. BankAtlantic Bancorp, Inc. is a $5 billion NYSE listed financial institution located primarily in South Florida, with real estate holdings, as well as an investment banking firm. Ms Weisman is a Certified Public Accountant.

Joseph I. Emas served as general counsel of the Company since July 2004 and a special securities counsel since July, 2003. Mr. Emas is licensed to practice law in Florida, New Jersey and New York. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas has been a member of the Juvenile Court Rules Committee for the State of Florida since 1999.

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB:CIGI—News; “Coach”) a holding company focused on providing financial services and the manufacturing and sales of luxury limousine and specialty vehicles,

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President, 858-794-9500

bprag@delmarconsulting.com